UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 1
                                       to
                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934


                    U.S. Realty Partners Limited Partnership
                    ---------------------------------------
                                (Name of Issuer)

                          Depositary Unit Certificates
                    ---------------------------------------
                         (Title of Class of Securities)

                                  912 440 104
                               ------------------
                                 (CUSIP Number)


                                 February 12, 1999

     -------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [    ]     Rule 13d-1(b)

        [  X ]     Rule 13d-1(c)

        [    ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on following pages(s))

                                  SCHEDULE 13G

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     Sutter Opportunity Fund, LLC

--------------------------------------------------------------------------------
2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------
--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     California

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power
Beneficially Owned
by Each Reporting   0 Depositary Unit Certificates
Person with

                    (6)  Shared Voting Power

                    0 Depositary Unit Certificates

                    (7)  Sole Dispositive Power

                    0 Depositary Unit Certificates

                    (8)  Shared Dispositive Power

                    0 Depositary Unit Certificates

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     0 Depositary Unit Certificates

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [ ]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------


11)  Percent of Class Represented
     by Amount in Row 9                                                    --


--------------------------------------------------------------------------------

12)  Type of Reporting Person                                              OO
     (See Instructions)

--------------------------------------------------------------------------------

Item 1.
------

     (a) The name of issuer as to whose securities this statement relates is
U. S. Realty Partners Limited Partnership (the "Issuer").

     (b) The address of the Issuer's principal place of business is 55 Beattie Place, Greenville, South Carolina 29602.


Item 2.
-------

     (a-c)  Sutter  Opportunity  Fund,  LLC  (the  "Reporting  Person"),   is  a
California limited liability company. The Reporting Person sold all of its holdings of the subject securities and is no longer the beneficial owner of any of the Issuer's securities.


     (d-3) The subject securities are the Issuee's Depositary Unit Certificate ("DUC"s), CUSIP # 912 440 104.

Item 3.  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
------   (c) check whether the person filing is a:

     (a-i) Not applicable.

Item 4.  Ownership.
------   ---------


     (a-c) Not applicable.



Item 5.  Ownership of Five Percent or Less of a Class.
------   --------------------------------------------

         Not applicable.


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.
------   ---------------------------------------------------------------

         Not applicable.

Item 7.  Identification and Classification of the Subsidiary Which
------   ---------------------------------------------------------
         Acquired the Security Being Reported on By the Parent Holding
         -------------------------------------------------------------
         Company.
         -------

         Not applicable.


Item 8.  Identification and Classification of Members of the Group.
------   ---------------------------------------------------------

          Not applicable.


Item 9.   Notice of Dissolution of Group.
------    ------------------------------

          Not applicable.

Item 10.  Certification.
-------   -------------

     By signing below, the undersigned certify that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                 SIGNATURES

          After reasonable inquiry and to the best of the knowledge and belief of the undersigned, we certify that the information set forth in this statement is true, complete and correct.


Date:  March 18, 1999                Sutter Opportunity Fund, LLC


                                        By:  Sutter Capital Management, LLC
                                             Manager

                                             By:  /s/ Robert E. Dixon
                                                  Manager